SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between David Rosenbaum (“Rosenbaum”), on the one hand, and Zoo Entertainment, Inc. f/k/a Driftwood Ventures, Inc. (“Zoo Entertainment”), Zoo Games, Inc. f/k/a Green Screen Interactive Software, LLC (“Zoo Games”) and Zoo Publishing, Inc. f/k/a Destination Software, Inc. (“Zoo Publishing,” and collectively with Zoo Entertainment and Zoo Games, the “Company”) on the other hand, and is effective as of the eighth day following Rosenbaum’s execution without revocation of this Agreement (the “Effective Date”).

WHEREAS, Zoo Publishing, Zoo Games and Rosenbaum are parties to that certain Separation and Release Agreement dated July 31, 2007, which was amended on August 15, 2008 (as amended, the “Separation Agreement”) pursuant to which the parties thereto agreed to resolve Rosenbaum’s claim for wrongful termination in exchange for a payment to Rosenbaum;

WHEREAS, Zoo Publishing and Rosenbaum are parties to that certain Employment Agreement dated January 1, 2008, which was amended on July 1, 2008 (as amended, the “Employment Agreement”);

WHEREAS, Zoo Entertainment and Rosenbaum are parties to that certain Non-Qualified Stock Option Agreement dated February 11, 2010 (the “Option Agreement”); and

WHEREAS, Rosenbaum and the Company desire to settle fully and finally any differences, rights and duties arising between them, including, but in no way limited to, any differences, rights and duties that have arisen or might arise out of or are in any way related to the Separation Agreement, the Option Agreement, the Employment Agreement, Rosenbaum’s employment with the Company and the termination of his employment;

NOW, THEREFORE, in consideration of the payment, benefits and other covenants contained in this Agreement, which Rosenbaum acknowledges are in excess of any benefits to which Rosenbaum would otherwise be entitled if he did not execute this Agreement, the parties agree as follows:

1.           Termination.  Rosenbaum’s employment with the Company and the Employment Agreement terminated effective April 29, 2011 (the “Termination Date”).

2.           Employee Benefits.  Rosenbaum’s employee benefits will terminate as of the last day of the month following the Termination Date.  Following the termination of Rosenbaum’s employee benefits, he will be eligible to continue his health care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).  If Rosenbaum elects such continuation coverage, the Company will pay on Rosenbaum’s behalf, or reimburse Rosenbaum for, the premium costs associated with such continuation coverage for a period of two months following the Termination Date.

3.           Stock Options.  In accordance with the terms of the Option Agreement and the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended (the “Plan”), the Option (as such term is defined in the Option Agreement) will accelerate, vest fully and become exercisable as of the Termination Date.  Thereafter, the Option will continue to subsist in accordance with the terms of the Option Agreement and the Plan.  Notwithstanding the foregoing, the period during which Rosenbaum may exercise the Option is extended to and includes April 30, 2018; provided, however, that Rosenbaum may not sell any Shares (as such term is defined in the Option Agreement) he has acquired upon exercise of the Option until the date that occurs six months after the Effective Date.  The parties agree that the Option referred to herein and the Option granted to Rosenbaum pursuant to a Non-Qualified Stock Option Agreement dated September 12, 2008 constitute all of the Options owned by Rosenbaum.

4.           Remaining Payment.  The Company is obligated to pay to Rosenbaum $620,000 under the Separation Agreement on July 31, 2011 (the “Remaining Payment”).  Rosenbaum acknowledges and agrees that, because payment of the Remaining Payment could jeopardize the Company’s ability to continue as a going concern, the Company shall pay $270,000 of the Remaining Payment in twenty-seven equal monthly installments (the “Installment Payments”) with the first such installment payable on July 31, 2011 and the remaining twenty-six installments paid on the last day of each month thereafter for twenty-six months.  On October 31, 2013, the Company will pay the remaining $350,000 either in a lump sum amount in cash or in that number of shares having an aggregate fair market value of $350,000.  The fair market value will be equal to the average closing price of the Company’s stock over the twenty consecutive trading days preceding October 31, 2013.

5.           Employee Release.

(a)           In consideration of the payments, benefits and covenants contained in this Agreement, Rosenbaum, for himself and for his children, heirs, administrators, representatives, executors, successors and assigns, releases and gives up any and all claims and rights which Rosenbaum has, may have or hereafter may have against the Company, its respective owners, members, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, shareholders, employees and agents and all of their predecessors, successors and assigns (the “Company Releasees”) from the beginning of the world until the date of the execution of this Agreement, including, but not limited to, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, whether known or unknown, whether in law or equity (collectively, “Claims”), including, but not limited to, any Claims (i) arising out of or related to Rosenbaum’s employment with the Company; (ii) arising out of or related to the termination of his employment with the Company; (iii) arising out of or related to the Separation Agreement, the Employment Agreement or the Option Agreement; (iv) based on any other contract, whether express or implied, written or oral; or (v) arising under or related to the United States and/or State Constitutions, federal and/or common law, and/or rights arising out of alleged violations of any federal, state or other governmental statutes, regulations or ordinances or the laws of any country or jurisdiction including, without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, the Ohio Fair Employment Practices Act, the New York Labor Law, the New York State Human Rights Law and the New York City Human Rights Law, all as amended.  This Section releases all Claims related, but not limited to, the right to the payment of wages, bonuses, vacation, pension benefits or any other employee benefits, and any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, religion, religious creed, sex, sexual orientation, national origin, ancestry, age, mental retardation, learning disability or blindness, mental or physical disability, disorder or handicap, alienage or citizenship status, marital status or domestic partnership status, genetic information, military status or any other basis prohibited by law.  Rosenbaum acknowledges that he is not entitled to any pay for any base salary, bonus, severance or vacation pay, or the grant of any options to acquire Company stock, and that he releases all claims for any of the foregoing benefits and payments.

(b)           This release does not waive or release any Claims that Rosenbaum may have against the Company related to:  (i) vested benefits under the Company’s 401(k) plan, if any; (ii) events occurring after the Effective Date; or (iii) enforcing the terms of this Agreement.

(c)           Rosenbaum represents that he has not filed against the Company or any of the Company Releasees or any of their respective affiliates any Claims with any governmental or administrative agency, arbitral tribunal, administrative tribunal, self-regulatory body, or any court arising out of or related to his employment by the Company or any other matter arising on or prior to the date hereof.  Rosenbaum covenants and agrees that he will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution in any court any Claim brought either by Rosenbaum or by any person or entity, against the Company or any of the Company Releasees, arising out of any of the matters set forth in this Agreement or based upon any Claim.  Rosenbaum further waives his right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and his right to file a claim seeking monetary damages in any court.  This Agreement does not (i) prohibit or restrict Rosenbaum from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require Rosenbaum to notify the Company of such communications or inquiry.

6.           Employer Release.  The Company, on behalf of its parents, subsidiaries and affiliates, and on behalf of any officer, director, assign, or successor of any of the foregoing, past and present (the “Company Releasors”), hereby covenant not to sue, and fully release and discharge, Rosenbaum and his agents, attorneys, insurers, representatives, and assigns, past and present (the “Employee Releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which they now have or have at any time hereafter, as against the Employee Releasees, for any transactions, occurrences, acts or omissions or any loss, damaged or injury, known or unknown, resulting from any act or omission by or on the part of the Employee Releasees, committed or omitted prior to the date of this Agreement; provided, however, that the foregoing release of claims by the Company Releasors shall not include any claims that the Company Releasors may have against the Employee Releases for fraud,  bad faith, willful misconduct, theft or conversion.

7.           Continuing Obligations.  Rosenbaum acknowledges and agrees that his obligations under Paragraphs 5B, 8, 11, 12, 20 and 21 of the Employment Agreement survive the termination of his employment and the Employment Agreement and that such provisions remain in full force and effect.  Notwithstanding the foregoing, the time period set forth in Paragraph 12(i) and (ii) of the Employment agreement shall be for the one year period commencing on the Termination Date and ending on April 30, 2012, and Rosenbaum’s employment with Solutions 2 Go shall not constitute a breach of his obligations under Paragraph 12 of the Employment Agreement.

8.           Non-Disparagement.  Rosenbaum agrees to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of the Company’s or an affiliate’s respective employees, officers or directors.  Rosenbaum further agrees that without the Company’s prior, written consent, he will not make any statements concerning the Company, any of its affiliates or any of the Company’s or an affiliate’s respective employees, officers or directors in the public domain, including without limitation statements in, or intended for use in, publications, print, electronic media, advertising or public presentations.  The Company agrees that its senior officers not to make, or cause to be made, any statement (orally or in writing) that would libel, slander, or disparage Rosenbaum.  Notwithstanding the foregoing, nothing herein shall preclude either the Company or Rosenbaum from responding truthfully in connection with any inquiry by a governmental authority or making any disclosures as required by law with respect to Rosenbaum’s employment with the Company and the termination thereof.

9.           Cooperation.  Rosenbaum agrees (upon reasonable notice and within reasonable time commitments) to cooperate with and assist the Company, its affiliates and its and their legal counsel and provide information to the Company, its affiliates and its and their legal counsel as to matters in which Rosenbaum was involved prior to the Termination Date, including, without limitation, information needed in connection with any claim or litigation, investigation, administrative proceeding, arbitration or enforcement action by or against the Company or any of its affiliates relating to any matter in which he was involved or about which he had knowledge, and will testify as a witness in connection with such matters if requested by the Company or any one of its affiliates.

10.           No Admission of Liability.  This Agreement does not constitute or imply an admission of liability or wrongdoing by the Company or any of the Releasees.

11.           Confidentiality.  The terms of this Agreement are CONFIDENTIAL.  Rosenbaum and the Company each agrees not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to their respective lawyers, financial advisors or Rosenbaum’s immediate family members, except as necessary to administer this Agreement, to enforce the terms of this Agreement, as required by law, including without limitation, the Company’s disclosure obligations under the United States securities law and regulation or to respond to a valid subpoena or other legal process.  If Rosenbaum does tell his lawyer, financial advisor or immediate family members about this Agreement or its contents, he must immediately tell them that they must keep it confidential as well.

12.           Breach.  The Company and Rosenbaum each promise to abide by the terms and conditions in this Agreement, and each understands that if either party breaches any of the terms or conditions in this Agreement, the non-breaching party shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if Rosenbaum files a lawsuit challenging the validity of this Agreement.  In addition to any other remedies provided for by law or equity, if Rosenbaum breaches any of his obligations under this Agreement or the terms of the Employment Agreement that survive the termination of Rosenbaum’s employment and the Employment Agreement, the Company shall have the right to cease making any further payments provided for under this Agreement that have not already been made as of the date of breach and demand immediate return by Rosenbaum of any payments that have been made as of the date of such breach.

13.           No Reliance. Rosenbaum represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement that the Company or any of its members, agents, representatives, or attorneys may have made with regard to the subject matter, basis or effect of this Agreement.  The Company asserts that it has made no representation or statement that is not reflected in this Agreement.  No other promises, agreements or modifications shall be binding unless in writing and signed after the Effective Date.

14.           Governing Law and Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of New York without regard to any state’s conflict of law provisions.  Any dispute arising out of or related to this Agreement shall be submitted to the New York State Supreme Court, New York County.  Rosenbaum and the Company each consents to the exercise of personal jurisdiction over him or it for this purpose and waives any objection to the exercise of jurisdiction based on improper venue or inconvenient forum.  Each of Rosenbaum and the Company waives any right to resolve any dispute arising under or related to this Agreement before a jury.

15.           Severability. If at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held in any court or agency of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be deemed to be restated to reflect, as nearly as possible, the original intentions of the parties in accordance with applicable law.  The invalidity or unenforceability of any provision of this Agreement, however, shall not affect the validity or enforceability of any other provision of this Agreement.

16.           Entire Agreement.  This Agreement, the Separation Agreement and the Option Agreement set forth the entire agreement between the parties with respect to the subject matter hereof.  Neither party shall have any obligation toward the other except as set forth in this Agreement.  This Agreement may not be modified except in a writing signed by all parties.

17.           Enforceability. Rosenbaum is bound by this Agreement.  Anyone who succeeds to his rights and responsibilities, such as his heirs or the executors of his estate, is also bound.  This Agreement is made for the Company’s benefit and all who succeed to the Company’s rights and responsibilities, such as the Company’s successors or assigns.

18.           Headings. The headings contained in this Agreement are for the convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

19.           Warranties. By signing this Agreement, Rosenbaum acknowledges the following:

(a)           He understands that this Agreement is LEGALLY BINDING and by signing it he gives up certain rights.

(b)           The Company has given him twenty-one (21) days to consider his rights and obligations under this Agreement (although he may execute and return this Agreement at any time).

(c)           The Company advised him to consult with an attorney and/or any other advisors of his choice before signing this Agreement.

(d)           He has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

(e)           He acknowledges and agrees that the payments and benefits set forth in Sections 2 and 3 of this Agreement and the other benefits and covenants contained herein are contingent on him executing this Agreement and KNOWINGLY AND VOLUNTARILY RELEASING all Claims against the Company and the other Releasees that he may have, known or unknown, and that these benefits are in addition to any benefit he would have otherwise received if he did not sign this Agreement.

(f)           This Agreement shall have no force and effect and he will not be entitled to any of the payments and benefits described in this Agreement, unless he signs and delivers this Agreement on or before twenty one (21) days after he received it.

(g)           He has seven (7) days after he signs this Agreement to revoke it by notifying the Company in writing so that the revocation notice is received by the Company on or before the end of the seventh day.  The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired.

(h)           This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS he may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(i)           This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after Rosenbaum signs it, provided that he do not exercise his right to revoke this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below.

DAVID ROSENBAUM	ZOO ENTERTAINMENT, INC.

/s/ David Rosenbaum	By:	/s/ Mark Seremet
Mark Seremet
Dated: May 16, 2011		Chief Executive Officer